Exhibit 99.1

Ideanomics Investor Earnings Conference Call

September 9, 2022

Presenters

Tony Sklar - VP of Communications, Head of Investor Relations, Ideanomics

Alf Poor - Chief Executive Officer, Ideanomics

Robin Mackie - President, Ideanomics Mobility

Livia Cevolini - CEO, Energica

Bob Purcell - CEO, VIA Motors

Conor McCarthy - Chief Financial Officer, Ideanomics

Q&A Participants

Andres Sheppard - Cantor Fitzgerald

Jim Mitchell - Private Investor

Operator

Welcome to the Ideanomics Investor Earnings Conference Call. At this time, all participants are in a listen-only mode.

For opening remarks and introductions, I would like to turn the call over to Tony Sklar, Senior Vice President of Investor Relations at Ideanomics. Please go ahead, sir.

Tony Sklar

Thank you very much. And thank you, everyone, from many difference time zones for joining us today on the Ideanomics conference call. Joining me today as well, I am pleased to have Mr. Alf Poor, the Chief Executive Officer; Mr. Robin Mackie, the President of Ideanomics Mobility; Mr. Conor McCarthy, Chief Financial Officer. And we've got some special guests for you today on today's call, Mr. Bob Purcell, CEO of VIA Motors, and of course the great Livia Cevolini, the CEO of Energica.

A webcast of today's call will be archived and available on the events and presentations section of the corporate website for a minimum of 30 days. As a reminder, this conference call is being recorded.

During the call, we will make forward-looking statements such as dialog regarding our revenue expectations or forecasts for the remaining quarters and the full fiscal year for 2022 and 2023. These statements are based off of our current expectations and information available as of today, and are subject to a variety of risks, uncertainties, and assumptions. Actual results may differ materially and as the result of various risk factors that have been described in our periodic filings with the SEC.

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As a result, we caution you against placing undue reliance on the forward-looking statements. We assume no obligation for--to make any update to the forward-looking statement as a result of any new information or future events except as required by law. In addition, other risks and more--are more fully described in the Ideanomics public filings with the U.S. Securities and Exchange Commission, and which can be found at www.sec.gov.

Today, September 9th, 2022, the company has filed with the SEC its Form 10-Qs for Q1 and Q2 2022, which was a follow on from the company's filings of its Form 10-K reporting its Q4 and full year 2021 results on September 2nd, 2022. Afterwards, the company has issued press releases announcing those financial results, so participants on this call who have may not already done so may wish to look at those documents as we provide a summary of those results on this call.

The format for today's call will be as follows. Mr. Alf Poor will begin our comments today and speak to the company's progress and strategic developments. Mr. Robin Mackie will speak to the company's operating activities in mobility and the progress made since our last earnings calls, including remarks from our special guests today on the call, with Ms. Livia Cevolini of Energica and of course Mr. Bob Purcell, CEO of VIA Motors.

Mr. Conor McCarthy will speak to the company's operating and financial results for 2021 and the first two quarters of 2022, and then once again Mr. Alf Poor will make management's closing remarks, which will be followed by our Q&A.

It is now my pleasure to hand the floor to Mr. Alf Poor, Ideanomics CEO.

Alf Poor

Thank you, Tony. Good morning, everyone, and thank you for joining our earnings call. It's been a long time since we were able to properly address our investor community, and I'd like to thank all of our shareholders for their patience this year.

We were put in an unfortunate position where we had to take decisive measures to appoint a new audit firm in July of this year. We did this to ensure we could conclude our audit in the timeframe that protected the company and its shareholders. Our thanks to Grassi and thanks to our other accounting advisors and our finance team for their support and dedication in what with an enormous effort for all involved, covering not just the working week but also many nights and weekends to help us restore our ability to make our timely filings going forward.

Putting that behind us, I am delighted to welcome you all to this very important results presentation. Ideanomics is at the forefront of EV with mature products, technologies, and the talent to stand out in a crowded industry. In the coming weeks, we're going to be asking our shareholders to support us in completing the VIA Motors transaction that will expand the Ideanomics family further. This deal brings full OEM capabilities to our group in new vehicle classes, and partnering with the VIA management opens up the market further for Ideanomics and its shareholders.

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Over the last two years, we have moved aggressively to transform our business. And as a result, we have maturing onshore revenues to reflect the successful changes we made through both organic and acquisition-led growth. Our story today and into the future continues to be one of growth; growth in terms of products with strong market fit, growth in terms of revenues, and growth in terms of order pipeline across our businesses. We have reached this point thanks to the efforts of the entire Ideanomics team, and I thank them for that.

I would particularly like to mention at this time our team members in Ukraine. They have been under an immense amount of duress over these past few months, and we are grateful for all that they do for Ideanomics.

As you will hear from Robin Mackie shortly, some of our key brands such as Solectrac and Energica are already experiencing growth. And currently every vehicle that they can produce is already sold, so we're seeing strong demand for our products. VIA Motors is finalizing its plans for selecting a home for its production facilities, with class leading vehicles that are going to be in high demand in the fast-growing local delivery sector.

Our energy and charging products are seeing demand across the board as fleets begin investing in the infrastructure they'll need to keep their vehicles on the road. And Ideanomics is supporting the financing of our vehicle and charging products with a range of leasing and pioneering as-a-service programs through Ideanomics Capital.

On the accounting side, you'll see a number of impairments in our 10-K numbers, which Conor will take you through shortly. These are a reflection of the general pullback in the EV sector and the resulting valuation adjustments we have taken, primarily against goodwill and intangible assets. I want to emphasize that these are non-cash GAAP accounting adjustments that management considered appropriate given EV valuations in the public markets.

Despite those valuation adjustments, which we consider part of the ebb and flow of economic cycles, we continue to invest in our businesses and the underlying technologies that we consider differentiate our products and deliver value to our customer audience.

Ultimately, Ideanomics future is based on its customers' wants and needs. We have frequent customer validations on the benefit of bringing vehicles, charging, and financing solutions under one roof. They are excited to work with us because we are the only one-stop partner to reduce the complexity they have to navigate around the commercial adoption of electric vehicles.

Thanks to our customer centric business model, I expect only growth as our operations mature and the industry expands from the Inflation Reduction Act and infrastructure bill. I'll hand you over to Robin now for further remarks on the progress we're seeing within our EV businesses.

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Robin Mackie

Thank you, Alf. I want to begin my remarks by saying it's a privilege to work with all of the amazing companies that we have in the Ideanomics family. The people, the technology, the products we deliver are all outstanding, and the last 12 months since I officially joined the company have been and continue to be very exciting.

This year, a key objective of mine has been execution and ensuring Ideanomics delivers value to its shareholders. As part of this focus, we have been encouraging collaboration across the organization, improving planning and forecasting and implementing cost controls, ensuring our investors' capital is being applied were it can be most effective in generating long-term value.

As a result of this focus, we've been consistently growing our EV related revenue, which includes charging, batteries, and related services. You'll see in our filings that in 2020 we reported just under $20 million in EV revenue. In 2021, that nearly doubled to $39.9 million. In just the first two quarters of this year, we've already surpassed our 2021 figure with just over $40 million in EV related revenue, and we're expecting further growth in 2023.

As Alf mentioned, we have continued to evolve our organization based on our customer needs. As a result, we now market our EV products through three primary channels, Ideanomics Mobility, Capital, and Energy. Ideanomics Mobility is our home to our commercial vehicle products and technologies. The core market segments we target our off-highway, on-highway, and two wheelers.

In the off-highway segment, we are seeing tremendous progress from Solectrac, our electric tractor company. They've expanded their dealer network in important agricultural markets, including California, the Southeast, the Midwest, and the Pacific Northwest, and this work is paying off. In just quarter one and quarter two of this year, Solectrac nearly doubled its full year 2021 revenue.

And barring major supply chain challenges through the end of this year, 2022 is on track for even greater revenue growth versus 2021, with consistent revenue expected in quarter three and quarter four. Further, the company plans to offer models, with the first being introduced by quarter three 2023. We anticipate Solectrac's business continuing to grow as it acquires new equipment to increase its throughput, and with an expectation of doubling its revenues in 2023.

In our on-highway and last mile delivery segment, we anticipate VIA playing a major role once the transaction is completed. Bob Purcell will speak in more detail about the progress at VIA in a few minutes.

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U.S. Hybrid had a change in management earlier this year. And under the stewardship of its new interim CEO, Macy Neshati, is gaining further traction in the specialist vehicle market, with increasing sales to GEP, an existing customer that provides street sweeper technologies, and interest from markets in cargo handling such as ports and airports, and the launch of its parallel hybrid natural gas powertrain for drayage and long-haul trucks.

Additionally, U.S. Hybrid's fuel cell division is seeing an increased interest in the hydrogen fuel cell engine technology for range extender applications. We anticipate this interest to represent increased quarter-over-quarter revenue growth for U.S. Hybrid in the latter half of this year and for their revenue to more than double in 2023.

Given this expanded presence in the specialist vehicle market and shifts in geopolitical landscape favoring made in the U.S. vehicles, we have decided to incorporate Medici into U.S. Hybrid specialist vehicle division.

Our two wheeler segment has been enjoying some excellent growth as well. As you'll be hearing from Livia Cevolini shortly, Energica has been quickly expanding its dealer network and its product line. It is also expanding its production facilities to produce more of its motorbikes to meet market demand. This is resulting in strong revenue growth.

For Treeletrik, we anticipate large orders, and Indonesia has continued to experience delays. We are meeting with representatives from the Indonesian government in New York later this month to discuss this and other opportunities. With their help and with Energica's technology, we're looking to update Treeletrik's offering and finally unlock the order interest in the ASEAN market.

As planned, our company has transitioned from being early-stage and project orientated to being product focused. We have begun to invest in series production facilities and the supply chain to support increased volume. The associated management disciplines placed us in a position to better predict future production levels and revenues, as evidenced by both Solectrac and Energica's anticipated future growth.

Next, I'd like to discuss Ideanomics Capital. Acquiring electric vehicles and installing charging infrastructure is capital-intensive. Most customers prefer not to employ capital to support the transition to EV, and would prefer to see the costs as part of an operating expense. Ideanomics Capital will make this possible.

Our Capital team is focused on helping customers to navigate the complex process of financing both equipment and vehicles by moving the expense from CapEx to OpEx so they can electrify today. By using as-a-service models, we plan to secure predictable recurring revenues with long-term subscriptions. We have begun seeing increased interest in these as-a-service models, which I will speak more about it a few minutes.

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And finally, Ideanomics Energy. We began development of Ideanomics Energy earlier this year. And it is on plan, with several subscription-based projects already secured, with several more in the pipeline for 2023. We're seeing strong interest from commercial vehicle dealerships, hotel and hospitality venues, and fleet operators looking for support in planning, installation, and financing of their charging and energy equipment.

We anticipate Ideanomics Energy signing a number of new as-a-service deals that require some upfront planning and installation effort and cost, but will represent predictable recurring revenue in 2023 and beyond. Ideanomics Energy offers turnkey charging, storage, and generation solutions from our in-house technologies and third party partners.

These solutions include high power wireless charging from WAVE and bold new concepts like containerized DC fast charging from our PEA investment. A recent example of this early progress is our announced partnership with Coast Counties Peterbilt, a group of Peterbilt truck dealerships in California. Ideanomics Energy will provide energy generation, storage, and DC fast charging to several of their locations, financed by Ideanomics Capital.

I'd like to expand a little on WAVE's progress to date. WAVE continues its transition from being a project-based technology development business underpinned by federal funding to a business working directly with customers on commercial deployments. The primary market focus for WAVE has been transit port operators, and it's now expanding out into the logistics industry, showcasing its perpetual operations advantage over cable-based charging.

It is expected that the passing of the Inflation Reduction Act will accelerate these customer adoptions of this groundbreaking technology. WAVE has typically seen a 12 to 18 month sales cycle for new customers. So, based on our efforts over the last year, we're expecting to see an increase in WAVE revenue in the later quarters of this year and anticipate WAVE revenue to more than double in 2023.

One example of this progress is a proof of concept project WAVE has secured with a well-known e-commerce company. We're planning the timing to showcase the project with an announcement in conjunction with the customer in the future, but I am pleased to inform you the deal is signed, contains the option to scale the project to additional facilities, and represents proof of the applicability of our as-a-service model.

It will involve the customer using WAVE in a novel way as part of the distribution center operations underpinned by an as-a-service business model. WAVE's charging apparatus and vehicles from partner OEMs in vehicle classes outside of our offering will be provided to the customer, underwritten by Ideanomics Capital on a subscription basis, for a fixed monthly fee per vehicle.

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This is the future direction of vehicle financing and flexible fleet management operations, with the fleet operator providing only the energy of the driver, and Ideanomics is at the forefront of this innovation.

By organizing our business into three verticals, Mobility, Capital, and Energy, and leveraging technologies and know-how from our individual companies, we are beginning to see the collaboration evolve between organizations, unlocking the full potential of Alf's vision for Ideanomics. I'd like to share a few examples.

First, Solectrac identified the critical business need to increase tractor visibility on showroom floors. It partnered with Ideanomics Capital to create an attractive dealer floorplan financing program. The result is enhanced Solectrac visibility which, as I mentioned earlier, has resulted in significant increased sales.

Next, like our peers in the industry, we've been affected by supply chain shortages. Ideanomics uses our experience and purchasing power to help our operating companies better navigate supply chain. Having an experienced centralized supply chain team will continue to help our operating companies navigate these challenging times in a cost-effective way.

Finally, while the first two examples were more short-term and technical in nature but nevertheless important, I wanted to provide a glimpse into a longer-term strategic initiative. Part of our objective in acquiring Energica was to leverage their proprietary technologies and experience as a new line of business.

The Energica engineering team has already begun work with Solectrac to develop its next-generation of tractors. Energica's proprietary motor inverter, vehicle control unit, and battery systems will be a unique advantage to Solectrac's new tractor development programs. Solectrac and Energica are working together on this project in conjunction with Ideanomics new in-house automotive and industrial design team.

The images you see on screen are just a glimpse into the work the teams have been developing together. These are the first of several collaborative initiatives across the Ideanomics family. I'm excited to be able to speak more about these in the coming quarters. These are the first of several collaborative initiatives in the Ideanomics family, and I am excited to be able to speak more about this in the coming quarters.

Before I end my remarks, I've already mentioned some of the externalities like supply chain that will continue to affect our business and the entire industry for the foreseeable future. As part of managing these externalities and ensuring we are being good stewards of our investors' capital, we've been engaging in a rigorous cost control exercise across the company, ensuring that our capital is being used where it will be most effective in generating value and return on investment. Even as we see the supply chain begin to recover, we need to be careful not to over commit and ensure we continue to be good stewards of that capital.

With that, I'd like to introduce Livia Cevolini, CEO of Energica. Livia was supposed to join us live for this call, but unfortunately tested positive for COVID and so recorded this update for us in advance. I wish her a swift and complete recovery. Livia?

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Livia Cevolini

Thank you, Robin. I'm happy to join you today to speak about Energica and some of the progress we've made since joining the Ideanomics family in Q1 of this year.

Over the last few months, we have greatly expanded our dealer footprint in the U.S. and around the world to 120 dealers, and have already begun seeing increased sales as a result. In the first half of this year, we have nearly doubled our revenue compared to the first half of 2021.

As part of our geographic expansion, we are beginning to work with Treeletrik as our after-sales support partner for the ASEAN region, and we are developing joint sales strategies for Energica products.

In June, we unveiled our newest bike, the Energica Experia, a green tourer that, like our entire lineup of models, offers the longest range and fastest charges of any electric motorcycle on the market. The launch has been a huge success, with the Experia receiving rave reviews from across the motorcycle press.

There has been tremendous demand for the bike. We have presales for hundreds of units of this model alone, and are working toward further expansion of our production capacity to support the demand.

Like the rest of the EV industry, supply chain has been a challenge, with some key components only being available in limited quantities, while we continue to work with the Ideanomics team to address these challenges as they arise.

Earlier Robin mentioned our project with Solectrac. This is the first project for our new Energica inside business unit that is taking our advanced technologies and applying them to other industries. Starting within the Ideanomics family was a logical first step, and I am excited to see our technology applied to the new tractors that Solectrac is developing.

We have seen strong interest from several other markets, including aerospace, marine, and global motorcycle OEMs with known competing products looking to apply Energica's technology to their electrification projects.

In closing, I'm very proud of what our team has accomplished to date, and I'm looking forward to updating you more about our progress in the coming quarters. Thank you for your time today. I'll hand the conversation back to Robin.

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Robin Mackie

Thanks, Livia. I would now like to introduce Bob Purcell, CEO of VIA Motors.

Bob Purcell

Thank you, Robin. Well, since our last investor update call in June, we've continued to work toward building our preproduction prototype vehicles and have begun preparation to move forward toward manufacturing both our modular skateboard and our vehicles. I wanted to share a few specific updates with you on that process.

We have further strengthened the VIA executive leadership team by a part--appointing Martin Horneck as our Chief Operating Officer. Martin has decades of experience in automotive operations, including manufacturing, supply chain, and logistics. Prior to joining VIA, he was the head of North American purchasing and supply chain for Stellantis. Martin's experience is already proving extremely helpful as we execute final development and initial production of our products.

We have also recently opened our new VIA headquarters and technical center in the Detroit area. The center consolidates our Detroit-based team with sufficient space to support system and vehicle level development. Also, hiring the right experienced talent is always key, and we want to maintain a strong engineering presence in the heart of the U.S. automotive industry to ensure we continue to hire the best people.

And finally, we're continuing the process of selecting an appropriate manufacturing site for production of our vehicles. We have now shortlisted three sites for final consideration. Similar to what Alf and Robin said earlier about Ideanomics shaping its business around customer needs, close collaboration with customers has been central to how VIA has designed its platform and vehicles, with direct voice of the customer input shaping our portfolio.

Over the past few months, we've continued to engage in active discussion with target customers. These customers fall into two primary categories; fleet operators, who are looking to electrify their fleets and would purchase VIA vehicles to do so, and strategic partners, who are interested in our modular skateboard platform as a way to accelerate their product evolution toward EVs.

With the passing of the Inflation Reduction Act, we are seeing an increased interest and demand from these customers. We believe we are at a crucial pivot point in the shift toward commercial EVs.

In closing, I'd like you to please think of VIA Motors as more than just another truck company. We are a solution provider for a sustainable future. VIA delivers functional, reliable, durable electric work trucks that are preferred by drivers and have an attractive total cost of ownership.

Shareholder approval of the Ideanomics acquisition of VIA is a key next step to enable us to create a true leadership position in the commercial electric vehicle sector, and I look forward to being part of the Ideanomics synergistic portfolio that Robin described a few minutes ago.

Thank you for your time, and now back to you, Robin.

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Robin Mackie

Thanks, Bob, for that insightful and exciting update. We're all really, really happy to close the transaction and formally welcome VIA into the Ideanomics family. I'll hand the conversation back to Tony. Thank you.

Tony Sklar

Thank you very much, Robin. And thank you, Livia Cevolini, the CEO of Energica, and Mr. Bob Purcell, the CEO of VIA Motors, fantastic to have you on today's call.

Now it's my pleasure to hand the floor over to Conor McCarthy, CFO, who will take us through the financials in more detail, and then followed on by Alf Poor, who will give us our more closing remarks.

Conor McCarthy

Thank you, Tony, and good morning. Revenue for the year was a hundred--$114.1 million, an increase of $87.3 million, or more than 300%, compared to 2020. Revenue for the first quarter of 2022 were $25.54 million, a decrease of $4.5 million, or 15.2%, from the first quarter of 2021.

Revenues for the second quarter of 2022 were $34.2 million, an increase of $4.1 million, or 13.5%, from the second quarter of 2021. Revenue from the U.S. increased from $1.6 million in 2020 to $84.3 million in 2021. Revenue from the U.S. decreased from $26.9 million in the first quarter of '21--2021 to $11.8 million in the first quarter of 2022. The decrease was principally do to lower revenues from Timios, our title and escrow agency business.

Revenue from the U.S. decreased from $25 point--$25 million in the second quarter of 2021 to $14.4 million in the second quarter of 2022. Again, the decrease was principally due to lower revenues from Timios, our title and escrow agency business.

Our gross profit for 2021 was $23.2 million, which represented a gross margin of 20.4%. Gross profit for 2020 was $2.1 million. For the first quarter of 2022, gross profit was $.02 million as compared to $10.8 million in the first quarter of 2021. The gross margin for the first quarter of 2021 was 0.8%. For the second quarter of 2022 gross profit was $1.5 million as compared to $9 million in the second quarter of 2021. The gross margin for the second quarter of 2022 was 4.4%.

Operating expenses for 2021 was $282.8 million as compared to $97.7 million in 2020, an increase of $185.1 million. The 2021 operating expense includes non-cash expenses of $101 million for goodwill impairments and $71 million for asset impairments.

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The loss from operations in 2021 was $259 million as compared to $95.6 million in 2020. The increased loss is almost entirely due to goodwill and intangible asset impairments, which Alf has already discussed.

For the second quarter of 2022, operating expenses were $39.3 million as compared to $23.7 million in the first quarter of 2021. The increase was principally as a result of the increased SG&A charges of $37.1 million. The loss from operations for the first quarter of 2022 was $39.3 million. We ended the first quarter of 2022 with $171 million of cash on the balance sheet.

For the second quarter of 2022, operating expenses were $42.3 million as compared to $19.1 million in the second quarter of 2021. The increase was principally as a result of increased SG&A charges of $38.8 million. The loss from operations for the first quarter of 2022 was $40.8 million. We ended the second quarter of 2022 with $85.5 million of cash on the balance sheet.

This year has been one of continue development as we've built out a world leading, fully integrated EV business. With that, I'll turn it back over the Alf.

Alf Poor

Thank you, Conor. I'd like to spend the next couple of minutes before the Q&A discussing the value of being an Ideanomics investor and how management interests are fully aligned with those of our investors.

Ideanomics has some of the most exciting technology and products in the EV sector, from high power wireless charging to Energica's superbikes and soon VIA's skateboard-based vehicles. We have what the industry needs from both a customer and a strategic partner perspective.

Currently, that increased value in our business is not reflected in our share price and does not reflect the value of these businesses to the EV industry. I can say this with confidence since, after announcing the VIA deal and after completing the deal to bring Energica off the Milan exchange, both of which were huge wins for the Ideanomics family and shareholders, our share price didn't move up. It even went down.

Today, the company has almost zero debt, burgeoning EV revenues on a clear growth trajectory, and products that are receiving industry and media claim. Our Energica bikes appeared in recent Hollywood movies, and Solectrac's tractor will be similarly making an appearance in an upcoming TV series.

Why are these shows--why are these production company showcasing our products? It's simple, because movies and TV often depict the future and they need to show relevant products for their storylines. They choose our products because they are the future, and they're available now. Revenue growth, low debt ratios, media recognition, these are some of the fundamental indicators investors should be looking for in a growth sector like EV.

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The large fleet customers have been eager to test and validate, but were waiting for the government to step up the subsidies and grants promised to help pay for the move over to zero emission transportation. It's not a coincidence that WAVE secured the after-service deal Robin mentioned earlier shortly after the Inflation Reduction Act was passed.

This is the deal that the WAVE team began working on prior to our acquisition in late 2020. Why now? It's simple. The fleets now understand what government support they will receive where they didn't before. Now that deal is signed, we expect other deals in our pipeline to follow.

The time is finally here. We've made the acquisitions and investments in the people, companies, and products that will see us capture our share of the market. Our businesses are jelling and working effectively together so we can reach profitability more efficiently than others in the sector.

We've got our bases covered, from batteries to drive trains to charging systems, and the maturity in our tech to minimize warranty exposure. These are the elements you need to succeed in EV, and succeed we will. Whether VIA Motors, Energica, WAVE, Solectrac or the other exciting companies within the Ideanomics family, all of our products are built on proficient technologies. They have been developed with leading customers, and they have been tried, field-tested, and built to the highest standards.

And we've done all of this for a fraction of the cost of most of the industry. Most of the industry took a leap of faith into expensive facilities before the market demand was mature, and they carried the high cost of manufacturing facilities without firm orders as a result.

For all the reasons I've described, Ideanomics is an amazing opportunity for investors to enter the EV space, a high-growth sector that is racing to meet legislative deadlines. Our stock offers a diversified investment in EV, and we've put disciplines in place to ensure we maximize every dollar spent on behalf of investors, as Robin mentioned.

For our customers, working with Ideanomics is a simplified journey to achieve their electrification vision. For our shareholders, we'll be able to deliver the value based on our involvement across the entire electrification value chain. This requires moving at pace and more targeted growth, and we anticipate it will give us three distinct big competitive advantages; to be the first with an integrated end to end service offering, to provide a unique and differentiated customer value proposition, and to unlock the full value from commercial electrification for our shareholders.

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To win big in this space, Ideanomics needs to continue to evolve. Automotive requires significant upfront investment. Many of the new to market companies in the EV sector will continue to have a tough time, as they are not sufficiently differentiated from the competition.

Ideanomics will need to continue to raise money, particularly after closing the deal with VIA Motors. We have a mature approach to doing so, and we use a mixture of debt and equity to minimize the dilution to our shareholders. The money we raise is an investment, your investment, into the Ideanomics vision, which is to build a sustainable, world-class company that delivers products our customers can rely on while generating shareholder value.

Thank you again to everyone joining our call today, and back to you, Tony.

Tony Sklar

Thank you, very much, Alf. And thank you very much to all of the folks that participated on this call. So, this concludes management's prepared remarks, and we will now go to our Q&A session.

I'm going to hand it back to the operator for folks on the call to be able to give instructions for those who want to get into the queue. And as well, we will be reading the questions that we mentioned for polling in our Say platform. So, we have those questions and we will be intermixing those. Go ahead, operator.

Operator

Thank you. We will now be conducting a question and answer session. If you would like to ask a question, please press star-one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star-two if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. One moment, please, while we poll for your questions.

Our first questions come from the line of Andres Sheppard with Cantor Fitzgerald. Please proceed with your questions.

Andres Sheppard

Hi. Good morning, guys. It's good to hear your voice. Congrats on the quarter and congrats on getting caught up with your financials. I know it's a big moment.

Maybe for my first question, I was wondering if you could maybe give us any sort of outlook on what to expect for the second half of the year, either in terms of revenues or gross margins, any--or maybe even any seasonality that we can account for. I'm just wondering how we should think about the second half of the year. Thanks.

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Alf Poor

Hi, Andres. And good hearing from you, my friend, and thanks for the question. It's a good one. If we take a look at our businesses, we've got businesses like WAVE that have traditionally had lumpy revenues and are now moving into an as-a-service subscription model. It just happens that some of their lumpiness is going to come in Q3 and Q4 where it didn't come in Q1 and Q2.

And going into next year, we'll start to see that revenue bump smooth out as we transition to this as-a-service model, similar with U.S. Hybrid. U.S. Hybrid has a lot of orders it's unlocking in the second half of the year. So, you'll see performance from those two.

Probably more the interesting part from your perspective is the companies like Solectrac and Energica. At the moment, Solectrac has got very predictable revenues. And as you probably understand, that's a mix of the supply chain, the backlog of the order book, and now a production capacity that we're in a new facility. So, I think we did something in the region of between $3.5 and $4 million in Q2 at Solectrac alone.

You can expect that to be consistent for Q3, Q4, and maybe similar but with a slight bump in Q1 of next year as well. As we bring additional automation equipment into Solectrac in Q2 of next year, that'll increase our production and we can address more of the backlog, and you'll start to see their revenues lift.

But we're starting to get consistency in the revenues now. And as you know, you know, supply chain and production capacity equal the amount of vehicles you can turn out, so that's why Solectrac is going to be very consistent, likewise with Energica. Energica has an order backlog, and it's been able to expand its footprint and it will expand its footprint similar.

So, its revenues are going to grow aggressively throughout the year as it starts to address that backlog, and then it's going to start servicing those new orders on the new Experia bike, which Livia mentioned in her comments. So, they'll grow probably more aggressively than Solectrac because they've got already a much larger footprint to expand into.

Whereas Solectrac's expansion in the middle of this year into its new facility obviously saw the Q2, Q3, Q4 revenues that will jump and largely be in the $3.5 to $4 million range per quarter, but they're going to need to get automation equipment, semi automation equipment in to be able to produce the higher production numbers. So, those two are very, very interesting.

One of the things that I think is important to understand as well is, as we move to this as-a-service model, what we're really doing is we're taking the value of a contract, we are increasing the margin on it significantly but we're stretching it by making it a subscription model. So, although we've got a really strong order pipeline, I need our investors to understand that, as those as-a-service contracts get deployed and those revenues come in, we're going to be earning that revenue over a number of years rather than taking an upfront revenue, as we typically have in the past with our operations like U.S. Hybrid and WAVE.

So--and something else that the investors and analysts should really think about is, you know, if you look at our businesses, a company like Energica or Solectrac, you can go to them directly through their website or you can go to one of their dealers within their distributor network, and you can place an order today and get a--you know, an estimate of when the delivery will be in the coming weeks and months. So, it's a much shorter, much simpler sale.

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You can't do that with a WAVE or with a U.S. Hybrid. You can't just show up at WAVE and say, hey, I want to buy some charging systems because, you know, they're in-ground charging systems so you need electrical permit, you need a construction permit, you need a utility permit, and you need planning to make sure that all those pieces can come together.

So, just want to set the expectations that they're different types of businesses, and that's why you're seeing the immediate revenue jumps in Solectrac and Energica, because they sell more on a one-to-one basis, whereas, you know, when you're working with a WAVE, when you're working with the U.S. Hybrid, for instance, those sales are more kind of project and larger scope in the way that they're implemented.

I hope that answers your question. I'm happy to add on that further.

Andres Sheppard

Yeah. No, that--that's very helpful, Alf. Appreciate it, very insightful. Maybe to follow up, could you give us an update on your capital needs? Just wondering where things stand there. Thanks.

Alf Poor

Yeah. Obviously, as you know, you know, we've spoke about this. Every company within the EV sector, it's a growth sector. It's going to need regular access to capital. Ideanomics hasn't been able to raise any capital since late last year because of the fact that our filings were not current. So, you know, we're talking to our partners, both debt and equity, as I mentioned in my remarks.

And as I also mentioned in my remarks, we're--you know, we're a very attractive company for the--for either debt or equity investments. We have low debt. We have tremendous assets. We have revenues growing. We have patents across the group. And there's no shortage of people wanting to put money into Ideanomics.

So, the fact that we haven't been in the market raising money for close to 12 months means that we will need to do so, but I would expect it to be debt in the short term so that we--until the share price starts to recover and the market understands the value of kind of the Energicas, the WAVEs, the VIA Motors when we close that transaction, as I made in my remarks.

Andres Sheppard

Got it, okay. That's also very helpful. And what's the latest with the Ideanomics Capital, you know, the financing arm? I know in the past you had mentioned, you know, the interest in potentially divesting most of that side of the business. So, I'm just wondering whether that strategy is--has changed. Is it still the same, or any updates you can give us there? Thanks.

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Alf Poor

No, it's still the same. And as you know, it's easy to say we're going to divest these businesses, but outside parties can take a long time to go through diligence and other things. What I can tell you is we're still committed to divesting those non-core assets, and there is interest in those assets that we're in discussions about at this time.

There's also some other options that we can potentially do with them. But, yeah, they're not going to be part of the Ideanomics family going forward. Capital will migrate over time into the financing arm for our EV activities.

Andres Sheppard

Great. And maybe my last question, if I could. So, can you just give us an update on where the VIA acquisition currently stands? Thanks.

Alf Poor

Yeah, absolutely. As you will know, getting an S-4 approved, which is the way that you approach your shareholders for your approval in the capital market, that required our other filings to be current and our disclosures to be current so that the Ideanomics investors and the inbound VIA investors understood the position of the company at the point they were taking the vote.

So, now that we've got those--the 10-K and the two Qs caught up, we're now in a position--the legal team were actually meeting yesterday with outside counsel polishing and finalizing the S-4, and we expect that to be resubmitted very shortly.

Andres Sheppard

Excellent. Thank you for answering all my questions. Congrats again on the quarters and getting caught up, and I'll pass it on. Thanks again.

Alf Poor

Thank you.

Operator

Thank you. Our next questions come from the line of Jim Mitchell. Please proceed with your questions.

Jim Mitchell

Hey, guys. Congratulations on the results the team has put in. The quarter-over-quarter and year-over-year results demonstrate pretty impressive EV related revenues and growth. That being said, closing the VIA Motors acquisition seems to be the critical ingredient for putting Ideanomics on the map and generating significant revenue, which Alf alluded to in his closing remarks.

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Just yesterday, Ford committed $2 billion to a manufacturing plant for their new EV vans. I'd like you to talk more in detail about how you plan to capitalize the company in order to tool a new production facility, and more or even most importantly, protect shareholder interest along the way, especially considering what appears to be an underpriced share price compared to the revenue and market caps of your peers such as Canoo, who has no revenues and over a $700 million market cap, or even Workhorse, who had $12,000 of revenue and a little over $500 million of market cap. So, can you speak to that a little bit?

Alf Poor

Yeah. I'll start off with answering the market dynamic and the ability to raise the cash. And I don't know if Bob's still on the phone, but certainly if not, he and Robin can address the--you know, how we're going to scale the manufacturing, because there's some unique ways that VIA approaches the market that don't expose us to the same kind of cost base of some of the others.

It's a very good point you make, Jim, first of all. I don't want to dwell on it too much, but our peers are not generating any revenue at this time, or very little. Only really Rivian is reporting any numbers as they start to deliver their first few thousand vans a quarter to Amazon, who's obviously a strategic investor there. So, that's kind of an in the family deal.

But it's very important people understand why. Until this Inflation Reduction Act and this infrastructure bill passed recently, the fleet buyers were not purchasing. They were not purchasing because they didn't know, as I mentioned in my remarks, what level of help they were--assistance they were going to get from the government for what is basically a legislative change.

They've been told they can't drive fossil fuel vehicles after 2030, 2040, 2050, depending on the part of the country. It's natural for industry, private and public, to turn around and say to the government, okay, big change. How are we going to pay for it and what are you going to do to support us?

And we've only just seen the government tip its hand with that approval of the Inflation Reduction Act on how to do that. And as Bob mentioned, now that's happened, many of the fleets are coming forward because they know what their spending curve looks like. So, that's why you haven't seen a lot of activity, you know, within the industry.

In terms of capitalizing the company, you know, we have a number of ways we can do this. We have a lot of debt partners that are interested in financing a manufacturing facility. So, we would take on debt that would obviously be serviced through on-boarding of revenues. And VIA obviously believes it has the right products and the right interest to be able to unlock revenues, you know, within the coming years.

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We have a green bond designation, which is a really interesting product where we can go out to the market to those types of companies who are looking to invest purely in companies that are focused on carbon neutrality and zero emission. You do get caveats with a green bond, which is you can only deploy it for the reasons it's raised. So, if we raise the money for VIA, it would be explicitly for VIA and not for general corporate purposes.

But the company has no shortage of options. It's very attractive to the capital markets. It's a highly liquid stock, and it's very attractive to the debt markets as well, Jim. But I'm going to stop talking now because I'll keep talking all day because I'm very excited about my business, but I'll hand it over to Robin and Bob to see if they have any remarks they want to make about exactly how we're going to put the manufacturing process in place.

Bob Purcell

Yeah. Robin, would you like me to start?

Robin Mackie

Yeah, Bob, please go ahead and I'll fill in where appropriate.

Bob Purcell

Okay. Well, first of all, you need to understand, you know, the product strategy before we get into the--you know, the manufacturing capability. Where we believe we really have a differential advantage with VIA, and this may sound simple, but it's creating and selling the products that the customer actually wants.

And as I said in my remarks, we spend a lot of time with each customer understanding their requirements and then being able to tailor our vehicle offering to what they really need to accomplish their business objectives. And that's accomplished with a vehicle design that is somewhat unique in that it's a modular skateboard system that allows for us to put different body configurations on a common vehicle architecture. So, that preserves capital, and it makes our manufacturing operations much more focused on low capital in order to accomplish a broad portfolio of offerings in the marketplace.

And then the other advantage that I believe we have is the synergy with Ideanomics. We're going to be able to offer a complete package for the fleet. You know, that would include vehicles. It'll include charging. It'll include financing. That will differentiate us from some of the other competitors who are simply trying to sell trucks, okay? What we sell is a total package or ecosystem, as Ideanomics likes to refer to it, so that it makes it easy for a fleet to make the move to electric drive.

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In terms of how do we capicitize effectively, again, we're looking at a very lean type of a manufacturing operation that can go into a very focused footprint in terms of square footage, very low capital intensity in terms of the way our design comes together in the assembly operation.

And we started out looking at facilities across the United States, a number of different locations. As I said, we've now narrowed it down to three sites that we believe have the right kind of features in terms of facilities, location and so on, and we're hopeful we'll be able to make a clear decision on that with our partners at Ideanomics here very shortly.

We're going to start our capacity lean and scale it as required so that we don't overinvest up front. And again, with the design being the way it is, a modular platform, we're going to be able to do that, I believe, very cost-effectively.

Robin, did you have anything?

Robin Mackie

Thanks, Bob.

Bob Purcell

Yeah.

Robin Mackie

I think that was a very comprehensive answer. The only comment that I would make is that the VIA team, led by Natalie Fitzpatrick, has considered the manufacturing strategy from the very onset of the design of the platform, not only the modularity but the approach to manufacturing. And we're leveraging very traditional manufacturing technology, which improves our time to market and, as Bob stated, reduces the capital requirement.

So, it's been something that has been carried out with a great deal of foresight at the early design stage, not only understanding the customer need but also understanding the scalable production need. Thank you.

Tony Sklar

Great. Thank you very much, everyone. So, we are coming up here on just about an hour 15, and I wanted to give Alf a chance to give some final remarks, which also happen to have been a lot of the questions that were submitted to our Say platform. We had three of them in total. And because of lack of time here, we're just going to read the top one, Alf. And it goes to Andres' questions a little bit, which are, you know, what are the growth plans here for '23, and what is our most exciting point that we'd like to leave our investors with, if we still have Alf on the line.

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Alf Poor

Sorry, Tony. I was on mute.

Tony Sklar

No problem. No problem.

Alf Poor

Putting VIA to one side because, obviously, that's going to be in front of our shareholders shortly and we just spoke about that, our plans for growth really center on ramping up our production for Energica and Solectrac while positioning U.S. Hybrid and WAVE from a--you know, being a project--based revenue stream, as I mentioned on the call, to more broad application to support their growth and the anticipated market demand we're seeing.

So, you know, it's really about moving--it--we've already made the foundational investments into Energica and Solectrac, and that's why you're seeing their revenues bounce and grow consistently now. We're now doing the same with U.S. Hybrid and WAVE. They were project-based, government-funded type of projects. We'll now move them into commercialization with Robin's help, and you'll start to see the benefit of that.

So--and then we're going to start, as Robin mentioned on the call, to make sure that we spend money in-house as well, Energica supplying Solectrac's, you know, technology, Energica supplying Treeletrik's technology. Obviously, we can't really buy motors and battery management systems and things from other people in their product. We're going to start to bring that in-house. That pushes revenues, and money that's usually going out the door is going to be staying within the family.

So, you know, there's a lot we can do. And with the passing of the Inflation Reduction Act, we've now gone from people saying evaluate, evaluate, evaluate to when can we get the product? And I think that's what's really interesting. So, that's where Robin's helping manage those--you know, those cost controls to make sure that we--you know, we get $5.00 of value for every dollar we spend right now. But the growth's going to come, and it's going to come quickly.

Robin Mackie

Can I just build on that as well, Alf, just a little bit, and make a comment that both Solectrac and Energica are not only--you know, having the--seeing the month and quarter/quarter growth, but there are also planned new introductions, new product introductions for Solectrac during 2023. And this then becomes an exciting incremental growth opportunity for the latter part of the year.

And as we stated earlier, Energica have developed this subdivision, Energica Inside, which is also now turning into a revenue stream over the next year.

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Tony Sklar

Well, thank you very much, Robin, Alf, the entire executive team, the finance team, of course the entire community of investors, interested parties, analysts, supporters, and especially much our team at Ideanomics all around the globe in many of our offices.

This is all the time that we have for today, and this concludes the Ideanomics investors earnings conference call. We encourage our community to continue to reach out to us and we can continue to answer your questions that you have individually. And please send your emails into IR@Ideanomics.com.

Like to thank all our listeners, shareholders, analysts, and others for taking the time to listen to the conference call. We urge you to refer to our latest SEC filings for any information that you need. This call is available on our website in the investors section, and you can find the link there. To be alerted to our news, events, and other timely information, we recommend you following us on our social media channels and sign up for our newsletter to--and explore our website at www.Ideanomics.com. Thank you, everyone, for participating and listening on the call today.

Operator

This does conclude today's conference. You may disconnect your lines at this time. Thank you for your participation. Enjoy your weekend.

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